SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     July 11, 1998

                            CELLULARVISION USA, INC.
               (Exact name of registrant as specified in charter)

         Delaware
     (State or other               000-27582                 13-3853788
       jurisdiction               (Commission               (IRS Employer
    of incorporation)             File Number)           Identification No.)

140 58th Street, Loft 7E                                          11220
Brooklyn, New York                                              (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (718) 489-1200

                                 Not Applicable
          (Former name or former address, if changed from last report)
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Item 5.  Other Events

Series A Convertible Preferred Stock

      Waiver of Subsequent Financings and Financing Limitations. As previously reported, on April 1, 1998, CellularVision USA, Inc. (the "Company") entered into a financing agreement with Proprietary Convertible Investment Group, Inc. ("Proprietary"), which is an affiliate of CS First Boston. Proprietary's legal name has been changed to Marshall Capital Management, Inc. ("MCM").

      Pursuant to a Securities Purchase Agreement, dated April 1, 1998, between the Company and MCM (the "MCM Purchase Agreement"), on April 6, 1998 the Company issued 3,500 shares of its Series A Convertible Preferred Stock ("Convertible Preferred Stock") to MCM for $3.5 million. Subject to certain conditions, including the registration under the Securities Act of 1933, as amended, of the underlying shares of the Company's Common Stock, par value $.01 ("Common Stock"), the MCM Purchase Agreement provides for the issuance, at the Company's option, of an additional 3,500 shares of Convertible Preferred Stock at a purchase price of $1,000 per share at any time on or after June 15, 1998 and prior to December 31, 1998 (the "Company Option"). The MCM Purchase Agreement also provides for the issuance, at MCM's option, of an additional 3,000 shares of Convertible Preferred Stock at a purchase price of $1,000 per share during the three year period following April 6, 1998 (the "MCM Option").

      Pursuant to a letter agreement dated July 11, 1998 (the "Letter Agreement"), the Company and MCM have agreed to waive the Company Option and the MCM Option, respectively, provided that the other party does not willfully breach any material covenant contained in (i) the MCM Purchase Agreement, (ii) the certificate of designation of the Convertible Preferred Stock or (iii) the registration rights agreement (the "Registration Rights Agreement") relating to the registration of the underlying shares of Common Stock into which MCM's shares of Convertible Preferred Stock are convertible ("MCM Common Stock"). In addition, MCM's waiver of the MCM Option is subject to the condition that certain shareholders of the Company not willfully breach their respective voting agreements entered into pursuant to the MCM Purchase Agreement.

      In addition, pursuant to the Letter Agreement, MCM has waived the capital raising limitations contained in the MCM Purchase Agreement that precluded certain equity-linked financing transactions in excess of $6 million for a period of one year following the final issuance of Convertible Preferred Stock.

      Repricing Event. As the result of the pendency of certain ongoing negotiations with third parties during the month of July, 1998 that ultimately resulted in the Company's agreement with WinStar Communications, Inc. to sell 850 MHz of LMDS spectrum $32.5 million in cash, MCM has advised the Company of its view that the certain securites law matters have resulted in an adjustment to the conversion price of the Convertible Preferred Stock (a "Repricing Event") under the terms of the Registration Rights Agreement. If MCM's view is correct, the conversion price would equal to the lesser of (i) the lowest reported sale price occurring during the period between the date on which the Repricing Event first occurred and the date on which such Repricing Event was no longer continuing and (ii) the formula otherwise applicable for determining the conversion price described in the paragraph below. Based on that formula, the
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applicable conversion price would be $0.375 per share of Common Stock. MCM has converted 10 shares of the Convertible Preferred Stock into shares of Common Stock, which it has sold under a registration statement. Therefore, if a Repricing Event is deemed to have occurred, MCM's remaining 3,490 shares of Convertible Preferred Stock would be convertible, subject to certain conditions and restrictions, into a minimum of 9,306,667 shares of Common Stock, representing approximately 35.35% of the Company's outstanding shares of Common Stock, after giving effect to such conversion.

      The Convertible Preferred Stock may be converted into Common Stock at any time at the option of the holder thereof at a conversion price equal to the lesser of (i) $5.25 and (ii) 88% of the lesser of (A) the average of the lowest sale prices for the Common Stock on each of any three trading days during the twenty two trading days occurring immediately prior to (but not including) the applicable conversion date and (B) the average of the three lowest closing bid prices for the Common Stock during the twenty two trading days occurring immediately prior to (but not including) the applicable conversion date. In addition, the Company has the right to redeem all the Convertible Preferred Stock outstanding in the event that the closing bid price for the Common Stock is above $10 for twenty two consecutive trading days at a price equal to 130% of
(i) the stated value of the Convertible Preferred Stock ($1,000 per share) plus
(ii) accrued and unpaid dividends thereon. The Convertible Preferred Stock is subject to mandatory redemption upon the occurrence of certain events of default.

Item 7.  Financial Statements and Exhibits

      (c) Exhibits:

            None.
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CELLULARVISION USA, INC.


                              By: /s/ Shant S. Hovnanian
                                 ----------------------------------------------
                                 Name: Shant S. Hovnanian
                                 Title: Chief Executive Officer

July 31, 1998
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                                  EXHIBIT INDEX

Exhibit
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None